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                                                                       Exhibit 5

Kilpatrick Stockton LLP                                         Attorneys at Law
                                                                      Suite 2800
                                                           1100 Peachtree Street
                                                    Atlanta, Georgia  30309-4530
                                                         Telephone: 404.815.6500
                                                         Facsimile: 404.815.6555
June 19, 2001




Certegy Inc.
1550 Peachtree Street, N.W.
Atlanta, GA 30309

     Re:   Registration Statement on Form S-8
           -----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Certegy Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to an aggregate of 10,200,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, issuable by the Company in accordance with the Certegy Inc. 2001 Stock Incentive Plan and the Certegy Inc. 2001 Non-Employee Director Stock Option Plan (the "Plans"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and
Item 601(b)(5) of the Commission's Regulation S-K.

     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     The opinions expressed herein are limited in all respects to the corporate law of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, we are of the opinion that the Shares to be issued upon grant or exercise of awards, or to be purchased, under the Plans are duly authorized and, when issued by the Company in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that
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occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

  We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Yours truly,

                              KILPATRICK STOCKTON LLP

                              By:  /s/ Larry D. Ledbetter
                                   ----------------------------------
                                   Larry D. Ledbetter, a partner